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                                                                    Exhibit (12)

                             CMS ENERGY CORPORATION
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)

                                                                Nine Months Ended              Years Ended December 31 -
                                                                September 30, 2004  2003      2002       2001       2000      1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Restated   Restated
                                                                                     (b)       (c)        (d)       (e)
Earnings as defined (a)
Consolidated net income                                               $   65        $ (44)   $ (650)     $(459)   $     5     $ 277
Discontinued operations                                                   (6)         (23)      274        128        (83)      (70)
Income taxes                                                               8           58       (41)       (94)        72        64
Exclude equity basis subsidiaries                                        (57)         (41)      (39)        68       (171)      (45)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $5, $9, $16, $35, $47,
  and $41 million for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002, 2001, 2000, and
  1999, respectively                                                     443          589       427        478        417       532
                                                                      ------        -----    ------      -----    -------     -----
Earnings as defined                                                   $  453        $ 539    $  (29)     $ 121    $   240     $ 758
                                                                      ======        =====    ======      =====    =======     =====
Fixed charges as defined (a)
Interest on long-term debt                                            $  424        $ 531    $  404      $ 420    $   420     $ 502
Estimated interest portion of lease rental                                 5            8        10         11         11        11
Other interest charges                                                    18           59        32         83         34        58
                                                                      ------        -----    ------      -----    -------     -----
Fixed charges as defined                                              $  447        $ 598    $  446      $ 514    $   465     $ 571
                                                                      ======        =====    ======      =====    =======     =====
Ratio of earnings to fixed charges and
 preferred securities dividends and distributions                       1.01            -         -          -          -      1.33
                                                                      ======        =====    ======      =====    =======     =====

NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.06 excluding these amounts.

(c) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairments charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.28 excluding these amounts.

(d) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairments charges.

(e) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.22 excluding this amount.